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                       FOOD INTEGRATED TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                                                      EXHIBIT 11


                                JANUARY 31, 1997

                                        Three months ended
                                            January 31,
                                       1996            1997
                                       ----            ----
Weighted average common shares
outstanding                          2,062,323       2,062,323

Weighted average common shares
issued                                      --              --

Treasury shares purchased                   --              --

Treasury shares sold                        --              --
                                     ---------       ---------

Weighted average common shares
outstanding                          2,062,323       2,062,323